                                                                    EXHIBIT 10.3






                         PURCHASE AND SALE AGREEMENT

                                   BETWEEN

                           BALLARD PETROLEUM LLC

                                     AND

                            COSTILLA ENERGY, INC.

                             DATED JULY 2, 1997

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                               TABLE OF CONTENTS

ARTICLE 1.  PURCHASE AND SALE. . . . . . . . . . . . . . . . . . . . . . .  1
     1.1     THE PROPERTIES. . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2     CREDITS; ACCOUNTS RECEIVABLE. . . . . . . . . . . . . . . . .  2

ARTICLE 2.  PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . .  2
     2.1     PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . .  2
     2.2     DEPOSIT . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     2.3     ADJUSTMENTS TO PURCHASE PRICE . . . . . . . . . . . . . . . .  3

ARTICLE 3.  REPRESENTATIONS OF SELLER. . . . . . . . . . . . . . . . . . .  4
     3.1     EXISTENCE . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     3.2     AUTHORIZATION . . . . . . . . . . . . . . . . . . . . . . . .  4
     3.3     POWER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     3.4     BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     3.5     FOREIGN PERSON. . . . . . . . . . . . . . . . . . . . . . . .  5
     3.6     LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . .  5
     3.7     NON-CANCELABLE CONTRACTS. . . . . . . . . . . . . . . . . . .  5
     3.8     NO TAKE-OR-PAY CONTRACTS. . . . . . . . . . . . . . . . . . .  5
     3.9     NO CASUALTY LOSS. . . . . . . . . . . . . . . . . . . . . . .  5
     3.10    ROYALTIES . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     3.11    TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     3.12    LIENS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     3.13    VALID AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . .  6
     3.14    THIRD-PARTY RIGHTS. . . . . . . . . . . . . . . . . . . . . .  6
     3.15    PERMITS . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     3.16    COMPLIANCE WITH LAW . . . . . . . . . . . . . . . . . . . . .  6
     3.17    CALLS ON PRODUCTION . . . . . . . . . . . . . . . . . . . . .  6
     3.18    ACCESS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.19    AUTHORIZATION FOR EXPENDITURE . . . . . . . . . . . . . . . .  7
     3.20    EQUIPMENT . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.21    UNPLUGGED WELLS . . . . . . . . . . . . . . . . . . . . . . .  7
     3.22    ENVIRONMENTAL . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.23    GAS IMBALANCES. . . . . . . . . . . . . . . . . . . . . . . .  7
     3.24    TAX PARTNERSHIPS. . . . . . . . . . . . . . . . . . . . . . .  7
     3.25    SECTION 29 TAX CREDITS. . . . . . . . . . . . . . . . . . . .  7
     3.26    ACCESS TO INFORMATION . . . . . . . . . . . . . . . . . . . .  7

ARTICLE 4.  REPRESENTATIONS OF BUYER . . . . . . . . . . . . . . . . . . .  8
     4.1     EXISTENCE . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     4.2     AUTHORIZATION . . . . . . . . . . . . . . . . . . . . . . . .  8
     4.3     POWER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     4.4     BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     4.5     FURTHER DISTRIBUTION. . . . . . . . . . . . . . . . . . . . .  8
     4.6     FINANCIAL CONDITION . . . . . . . . . . . . . . . . . . . . .  8


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ARTICLE 5.  DISCLAIMER OF CERTAIN WARRANTIES . . . . . . . . . . . . . . .  8
     5.1     INFORMATION PROVIDED. . . . . . . . . . . . . . . . . . . . .  8
     5.2     WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . . . .  9

ARTICLE 6.  TITLE MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . 10
     6.1     DEFINITION OF MARKETABLE TITLE. . . . . . . . . . . . . . . . 10
     6.2     DEFINITION OF PERMITTED ENCUMBRANCES. . . . . . . . . . . . . 11
     6.3     NOTICE OF TITLE DEFECT. . . . . . . . . . . . . . . . . . . . 12
     6.4     REMEDIES FOR TITLE DEFECTS. . . . . . . . . . . . . . . . . . 13
     6.5     VALUE OF LEASEHOLD INTEREST OR TITLE DEFECT . . . . . . . . . 14
     6.6     CONSENTS; PREFERENTIAL RIGHTS . . . . . . . . . . . . . . . . 14
     6.7     RISK OF LOSS. . . . . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE 7.  ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . . 15
     7.1     ENVIRONMENTAL DEFECTS . . . . . . . . . . . . . . . . . . . . 15
     7.2     ENVIRONMENTAL LAWS. . . . . . . . . . . . . . . . . . . . . . 15

ARTICLE 8.  COVENANTS OF SELLER. . . . . . . . . . . . . . . . . . . . . . 16
     8.1     ACCESS TO RECORDS . . . . . . . . . . . . . . . . . . . . . . 16
     8.2     OPERATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . 16
     8.3     PERMISSIONS . . . . . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE 9.  COVENANTS OF BUYER . . . . . . . . . . . . . . . . . . . . . . 18
     9.1     RETURN OF DATA. . . . . . . . . . . . . . . . . . . . . . . . 18
     9.2     INDEMNITY REGARDING ACCESS. . . . . . . . . . . . . . . . . . 18

ARTICLE 10. SELLER'S CONDITIONS OF CLOSING . . . . . . . . . . . . . . . . 18
     10.1    REPRESENTATIONS . . . . . . . . . . . . . . . . . . . . . . . 18
     10.2    PERFORMANCE . . . . . . . . . . . . . . . . . . . . . . . . . 18
     10.3    PENDING MATTERS . . . . . . . . . . . . . . . . . . . . . . . 19
     10.4    RESOLUTION. . . . . . . . . . . . . . . . . . . . . . . . . . 19
     10.5    OPINION OF COUNSEL. . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE 11. BUYER'S CONDITIONS OF CLOSING. . . . . . . . . . . . . . . . . 19
     11.1    REPRESENTATIONS . . . . . . . . . . . . . . . . . . . . . . . 19
     11.2    PERFORMANCE . . . . . . . . . . . . . . . . . . . . . . . . . 19
     11.3    PENDING MATTERS . . . . . . . . . . . . . . . . . . . . . . . 19
     11.4    RESOLUTION. . . . . . . . . . . . . . . . . . . . . . . . . . 19
     11.5    OPINION OF COUNSEL. . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE 12. CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     12.1    TIME AND PLACE OF CLOSING . . . . . . . . . . . . . . . . . . 19
     12.2    CLOSING OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . 20
     12.3    FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . . . . . 21


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ARTICLE 13. ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . 21
     13.1    CALCULATION OF ADJUSTED PURCHASE PRICE. . . . . . . . . . . . 21
     13.2    RECEIPTS AND CREDITS. . . . . . . . . . . . . . . . . . . . . 22
     13.3    RECORDS . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     13.4    NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     13.5    RECORDING DOCUMENTS . . . . . . . . . . . . . . . . . . . . . 23
     13.6    RIGHT OF TERMINATION. . . . . . . . . . . . . . . . . . . . . 23
     13.7    SALES TAXES . . . . . . . . . . . . . . . . . . . . . . . . . 24
     13.8    TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     13.9    INCOME TAX REIMBURSEMENT. . . . . . . . . . . . . . . . . . . 24

ARTICLE 14. ASSUMPTION OF OBLIGATIONS; INDEMNIFICATION . . . . . . . . . . 24
     14.1    DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . 24
     14.2    ASSUMPTION OF CONTRACTS . . . . . . . . . . . . . . . . . . . 24
     14.3    IMBALANCES. . . . . . . . . . . . . . . . . . . . . . . . . . 24
     14.4    SELLER'S GENERAL INDEMNITY. . . . . . . . . . . . . . . . . . 25
     14.5    BUYER'S GENERAL INDEMNITY . . . . . . . . . . . . . . . . . . 25
     14.6    SELLER'S ENVIRONMENTAL INDEMNIFICATION. . . . . . . . . . . . 25
     14.7    BUYER'S ENVIRONMENTAL INDEMNIFICATION . . . . . . . . . . . . 26

ARTICLE 15. ARBITRATION. . . . . . . . . . . . . . . . . . . . . . . . . . 26
     15.1    SELECTION OF ARBITRATORS. . . . . . . . . . . . . . . . . . . 26
     15.2    DETERMINATION . . . . . . . . . . . . . . . . . . . . . . . . 26
     15.3    DECISION BINDING. . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE 16. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . 27
     16.1    OPERATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . 27
     16.2    AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     16.3    GENDER. . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     16.4    ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . 27
     16.5    SUCCESSORS AND ASSIGNS. . . . . . . . . . . . . . . . . . . . 27
     16.6    SURVIVABILITY . . . . . . . . . . . . . . . . . . . . . . . . 27
     16.7    SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . 27
     16.8    GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . 27
     16.9    CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . 28
     16.10   ASSIGNABILITY . . . . . . . . . . . . . . . . . . . . . . . . 28
     16.11   COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . 28
     16.12   AMENDED EXHIBITS. . . . . . . . . . . . . . . . . . . . . . . 28
     16.13   EXHIBIT "A-1" . . . . . . . . . . . . . . . . . . . . . . . . 28


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

                         PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement ("Agreement") dated as of July 2, 1997, is between BALLARD PETROLEUM LLC, a Montana limited liability company, whose address is 621 17th Street, Suite 1800, Denver, Colorado 80293 ("Seller"), and COSTILLA ENERGY, INC., a Texas corporation, whose address is 400 West Illinois, Suite 1000, Midland, Texas 79701 ("Buyer").

     In consideration of the mutual covenants and agreements contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1.  PURCHASE AND SALE

     1.1 THE PROPERTIES. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, but effective as of 7:00 a.m. July 1, 1997, at the location of the respective Properties (the "Effective Time") 60% of Seller's right, title, and interest (the "Sale Interest") in and to the following, less and except the Excluded Property (defined below):

          (a) All oil, gas and/or other mineral properties, rights and estates owned by Seller of every kind and nature and wherever located, including, without limitation, all oil, gas and/or other mineral leases, leasehold estates and interests, all mineral, royalty, overriding royalty, production payment, reversionary, net profits, contractual leasehold and other similar rights, estates and interests, and further including, without limitation, the oil, gas and/or other mineral leases and estates described in EXHIBIT "A" attached hereto (together with all other leases owned by Seller, the "Leases") covering the lands described on EXHIBIT "A" attached hereto (together with all other lands covered by the Leases in which Seller owns an interest, the "Lands"), together with all the property and rights incident thereto, including all rights in any pooled, unitized or communitized acreage by virtue of the Lands or Leases being a part thereof, all production from the pool or unit allocated to any such Lands or Leases, and all interests in any wells within the pool or unit associated with the Lands or Leases;

          (b) All producing, nonproducing, shut-in and abandoned oil and gas wells, salt water disposal wells, injection wells, and water wells located on the Leases or lands pooled or unitized therewith, including, without limitation, the wells described on EXHIBIT "A-1" attached hereto, and all personal property, equipment, fixtures, compressors, pipelines, gathering, disposal, transportation, storage and treating facilities and other improvements located on, related to, appurtenant to or used or useful in connection with the Leases and Lands;

          (c) To the extent transferrable by Seller, all contracts and contractual rights and interests, including, without limitation, all farmout and farmin agreements, operating agreements,

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production sales and purchase contracts, saltwater disposal agreements, surface leases, division and transfer orders, licenses and other contracts or agreements covering or affecting any or all of the interests described or referred to above (the "Contracts");

          (d) To the extent transferable, all easements, rights-of-way, surface leases, fee estates, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the above-described interests;

          (e) All proprietary data, including without limitation, all geophysical, seismic, geologic and other technical data and interpretations thereof, and to the extent transferable, all non-proprietary data and information;

          (f) All oil, condensate, natural gas, natural gas liquids, other gases (including CO2) and other minerals produced after the Effective Time attributable to the Properties; and

          (g)  The Records as defined in Section 13.3.

     Seller specifically excludes from this transaction (i) furniture, office supplies and office equipment, office leases, telephones and radio or other telecommunication systems, tools and store stock, 3-D and 2-D workstations and all computer equipment and software, and (ii) all real and personal property, rights and obligations of Seller located in or related to the North Padre Island Field, Block A-72, Federal Offshore Texas (collectively, the "Excluded Property").

     All of the above real and personal properties, rights, titles, and interests described in subparagraphs (a) through (g) above, subject to the limitations and terms expressly set forth herein but excluding the Excluded Property, are hereinafter collectively called the "Properties" or, individually, a "Property".

     1.2 CREDITS; ACCOUNTS RECEIVABLE. All trade credits, accounts receivable, notes receivable, and other receivables attributable to the Sale Interest in the Properties with respect to any period or time prior to the Effective Time of the purchase and sale shall remain the property of the Seller and be excluded from this sale, unless specified otherwise elsewhere herein, and Buyer shall bear no responsibility or cost in connection with the use or collection of any such credits or receivables.

                         ARTICLE 2.  PURCHASE PRICE

     2.1 PURCHASE PRICE. Buyer shall pay to Seller at Closing the sum of Thirty-Eight Million Seven Hundred Ninety Thousand and no/100 Dollars ($38,790,000.00) (the "Purchase Price"), as may be adjusted pursuant to this Agreement (the "Adjusted Purchase Price").

     2.2 DEPOSIT. Purchaser shall pay to Seller $1,000,000 (the "Deposit") contemporaneously with the execution of this Agreement by wire transfer of immediately available funds as follows:

               Wire to:            Norwest Bank Minnesota, N.A.: For Further
                                        Routing to Norwest Bank, Billings
               Account:            Ballard Petroleum LLC
               Account No.:        186-781
               ABA Routing No.:    091000019
               Attention:          Dexter Sherman

If Closing occurs, the Deposit shall be applied to reduce the Adjusted Purchase Price. If Closing does not occur, the Deposit shall be applied as provided in
Section 13.6. Until disposed of in accordance with the terms of this Agreement, the Deposit shall be held and invested by Seller in marketable obligations issued or unconditionally guaranteed by the United States of America or an instrumentality or agent thereof and entitled to the full faith and credit of the United States of America, or in money market and/or mutual funds that invest solely in such obligations.

     2.3 ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be adjusted by the following:

          (a) The Purchase Price shall be increased by an amount equal to the sum of the following amounts (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles consistently applied):

               (i) The value, less taxes (other than taxes on net income), of merchantable oil and other liquids in storage in the tanks (above the pipeline connection, if applicable) as of the Effective Time that is credited to the Sale Interest in the Properties, at the prevailing market value at the time of sale in the area, adjusted for grade and gravity;

               (ii) The amount of all expenses incurred and paid or to be paid by or on behalf of Seller, in connection with or attributable to the ownership or operation of the Sale Interest in the Properties during the period from the Effective Time to the Closing Date, including, but not limited to, royalties, rentals, and other charges and expenses billed under applicable operating agreements, or in the absence of an operating agreement, expenses of the sort customarily billed under such agreements, and including the customary overhead charges related to the Sale Interest in the Properties;

               (iii) An amount equal to all prepaid expenses attributable to the Sale Interest in the Properties that are paid or to be paid by or on behalf of Seller prior to the Closing Date and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Time, including, without limitation, prepaid ad valorem, property, production, severance, and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom (any refund of ad valorem tax attributable to the period before the Effective Time and received by Buyer shall be paid to Seller); and

               (iv) Any other amounts required under this Agreement or otherwise agreed upon by Seller and Buyer.

          (b) The Purchase Price shall be decreased by an amount equal to the sum of the following amounts (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles consistently applied):

               (i) The amount of all proceeds received by Seller prior to the Closing Date attributable to the Sale Interest in the Properties and that are attributable to the time after the Effective Time;

               (ii) An amount equal to all unpaid ad valorem, property, production, severance, and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom accruing to the Sale Interest in the Properties prior to the Effective Time, which to the extent not actually assessed shall be computed based upon such taxes assessed against the applicable portion of the Sale Interest in the Properties for the preceding calendar year or, if such taxes are assessed on other than a calendar year basis, for the tax-related year last ended;

               (iii) An amount for Title Defects as determined pursuant to
Section 6.4 and an amount for Environmental Defects as determined pursuant to
Section 7.1; and

               (iv) Any other amounts required under this Agreement or otherwise agreed upon by Seller and Buyer.

                    ARTICLE 3.  REPRESENTATIONS OF SELLER

     Seller represents and warrants to Buyer as follows:

     3.1 EXISTENCE. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Montana, and is duly qualified to do business in each State where its business operations require such qualification.

     3.2 AUTHORIZATION. Seller has all authority necessary to enter into this Agreement and to perform all its obligations hereunder. This Agreement has been duly executed and delivered on Seller's behalf, and at the Closing all documents and instruments required hereunder to be executed and delivered by Seller will have been duly executed and delivered. This Agreement, and all such documents and instruments shall constitute legal, valid, and binding obligations of Seller enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally.

     3.3 POWER. Subject to preferential rights and restrictions on assignment of the type typically found in the oil and gas industry, and to rights to consent by, required notices to, and filings with or actions by other governmental entities, Seller's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its articles of organization, regulations, or other governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which it is a party or by which it is bound; or
(iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule, or regulation.

     3.4 BROKERS. Seller has incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of this transaction, for which Buyer shall have any responsibility whatsoever.

     3.5 FOREIGN PERSON. Seller is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended (the "Code") (i.e. Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

     3.6 LITIGATION. There is no suit, claim, action, or other proceeding, pending or, to Seller's best knowledge, threatened, before any court or governmental agency as of the date of this Agreement that relates to Seller's interest in the Properties. Seller shall promptly notify Buyer of any such proceeding arising prior to Closing.

     3.7 NON-CANCELABLE CONTRACTS. With the exception of the Contracts listed on SCHEDULE 3.7 attached hereto, Seller's interest in the Properties, or production therefrom, is not subject to any crude oil or gas purchase agreement, transportation agreement, gathering agreement, or similar agreement not cancelable on thirty (30) days or less notice.

     3.8 NO TAKE-OR-PAY CONTRACTS. Seller has not received any material advance, "take-or-pay" or other similar payments under hydrocarbon production sales contracts relating to the Properties that entitle the purchasers to "make up" or otherwise receive deliveries of production at any time after the Effective Time without paying at such time the contract price therefor.

     3.9 NO CASUALTY LOSS. Since January 1, 1997, there has not been: (a) any material adverse change, damage, destruction, or other Casualty Loss (defined herein as any and all loss, damage, or reduction in value resulting from catastrophic occurrences or acts of God, which are not the result of normal wear and tear or of natural reservoir changes) of or to the Properties; and, (b) to Seller's best knowledge, any equipment removed from the Properties which is not surplus to the operation of the Properties.

     3.10 ROYALTIES. All royalties (other than royalties properly held in suspense), rentals and other payments due under the Leases have been properly and timely paid and all conditions necessary to keep the Leases in force have been fully performed. No notices have been received by Seller of any claim to the contrary and, to Seller's best knowledge, all of the Leases are in full force and effect. All royalties paid by Seller have included any premium payments over and above posted prices in the area.

     3.11 TAXES. All ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on Seller's interest in the Properties have been properly and timely paid and all such taxes and assessments which would become due and payable prior to the Effective Time shall be properly and timely paid by Seller.

     3.12 LIENS. Except as disclosed on SCHEDULE 3.12 attached hereto, Seller's interest in the Properties is not subject to any liens, security interests or mortgages of any kind or nature.

     3.13 VALID AGREEMENTS. All material agreements and contracts constituting a part of or affecting Seller's interest in the Properties, including, without limitation the Contracts, are valid and in full force and effect, Seller is not in material breach or default with respect to any of its obligations thereunder and no party has given Seller notice of any material breach or default thereunder.

     3.14 THIRD-PARTY RIGHTS. Except as reflected on EXHIBIT "A-1" attached hereto, there are no reversionary interests, conversion rights or back-in interests held by third parties which affect Seller's interest in the Properties.

     3.15 PERMITS. Seller possesses all material licenses, permits, certificates, order, approvals and authorizations necessary or appropriate to own its interest in the Properties and to carry on its business as now conducted.

     3.16 COMPLIANCE WITH LAW. Seller is in material compliance with all laws, ordinances, rules, regulations and orders applicable to its interest in the Properties, including, without limitation, all Environmental Laws, ordinances, rules, regulations and orders, and Seller has not received any notice of any claimed noncompliance therewith. Seller is not aware of any facts, conditions or circumstances in connection with, related to or associated with the Properties that could reasonably be expected to give rise to any claim or assertion that Seller, the Properties or the ownership or operation of any thereof is not in material compliance with any applicable law, rule, regulation, ordinance, or order of any governmental authority or with any term or conditions of any applicable permit, license, approval, consent, certificate or other authorization.

     3.17 CALLS ON PRODUCTION. No person has any option to purchase or similar right under any agreement with respect to production attributable to Seller's interest in any Property which could reasonably be expected to materially and adversely affect the value of Seller's interest in any such Property.

     3.18 ACCESS. To Seller's best knowledge, no condition exists with respect to any of the Properties which could reasonably be expected to restrict access thereto or the right of Seller to explore and develop its interests therein.

     3.19 AUTHORIZATION FOR EXPENDITURE. Except as set forth on SCHEDULE 3.19 attached hereto, (i) there are no outstanding calls under Authorizations for Expenditures for payments with respect to the Properties which are due or which Seller has committed to make which have not been made; and (ii) there are no commitments of which Seller is aware for the expenditure of funds for drilling or other capital projects relating to the Properties.

     3.20 EQUIPMENT. All of the equipment, fixtures and improvements on the Properties Seller operates have been maintained in a state of repair so as to be adequate for normal operations, and since January 1, 1997, Seller has not exchanged any of such property for property of lesser value or sold or removed from the Properties any of such property which is not surplus to the operation thereof.

     3.21 UNPLUGGED WELLS. Except as set forth on SCHEDULE 3.21 attached hereto, there are no wells located on the Properties Seller operates which (i) are shut-in and not capable of producing, or (ii) are abandoned and unplugged.

     3.22 ENVIRONMENTAL. Seller and the Properties Seller operates are in compliance in all material respects with all applicable Environmental Laws. Neither Seller nor, to Seller's knowledge, any prior or other owner or operator of the Properties has received any notice or inquiry that alleges non-compliance with such laws.

     3.23 GAS IMBALANCES. Except as set forth on SCHEDULE 3.23 attached hereto, Seller has no gas or oil imbalances with respect to production from the Properties, whether or not a balancing agreement exists.

     3.24 TAX PARTNERSHIPS. No interest of Seller in the Properties is subject to any tax partnership agreement or provision requiring a partnership income tax return to be filed under the Code, or any similar state statute.

     3.25 SECTION 29 TAX CREDITS. To Seller's best knowledge, none of the oil or gas production from the Properties qualifies or has qualified for the credit under Section 29 of the Code and none has been claimed or taken by Seller on such production.

     3.26 ACCESS TO INFORMATION. To Seller's best knowledge, Seller has provided Buyer with access to all of its Records respecting the Properties which Seller has in its possession or as to which

Seller has access as required in Section 8.1 hereof, except to the extent that legal restrictions prohibit Seller from providing Buyer with such access.

                     ARTICLE 4.  REPRESENTATIONS OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1 EXISTENCE. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to do business in each State where its business operations require such qualification.

     4.2 AUTHORIZATION. Buyer has all authority necessary to enter into this Agreement and to perform all its obligations hereunder. This Agreement has been duly executed and delivered on Buyer's behalf, and at the Closing all documents and instruments required hereunder to be executed and delivered by Buyer will have been duly executed and delivered. This Agreement, and all such documents and instruments shall constitute legal, valid, and binding obligations of Buyer enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally.

     4.3 POWER. Subject to preferential rights and restrictions on assignment of the type typically found in the oil and gas industry, and to rights to consent by, required notices to, and filings with or actions by other governmental entities, Buyer's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its certificate of incorporation, by-laws, or other governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which it is a party or by which it is bound; or
(iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule, or regulation.

     4.4 BROKERS. Buyer has incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of this transaction, for which Seller shall have any responsibility whatsoever.

     4.5 FURTHER DISTRIBUTION. Buyer (i) is acquiring an interest in the Properties for its own account and without a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended; and (ii) has such knowledge and experience in business, financial, and oil and gas matters that it is capable of evaluation of the merits and risks of entering into and of carrying out its obligations in connection with the acquisition of an interest in the Properties in the manner contemplated herein.

     4.6 FINANCIAL CONDITION. Buyer will have at Closing financial resources sufficient to consummate the transactions contemplated by this Agreement and fulfill its obligations hereunder.

                 ARTICLE 5.  DISCLAIMER OF CERTAIN WARRANTIES

     5.1 INFORMATION PROVIDED. All the information, statistics, summaries, and facsimiles furnished by or on behalf of Seller herewith, hereunder, or prior to the execution of this Agreement are furnished or will be furnished for Buyer's use at Buyer's sole risk. All such information has been compiled or prepared by Seller based upon its files and records and such information represents true and correct copies of materials out of its files or materials delivered to it by third parties and it has no actual knowledge of facts different from the facts set forth in the materials delivered, but SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY, CORRECTNESS, COMPLETENESS, OR THE ADEQUACY OF SAME AND DOES NOT WARRANT OR GUARANTEE SUCH INFORMATION IN ANY WAY. SELLER HAS MADE NO STATEMENTS OR REPRESENTATIONS CONCERNING THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS, OR PROFITS, IF ANY, TO BE DERIVED FROM THE PROPERTIES. BUYER IS RESPONSIBLE FOR MAKING SUCH INDEPENDENT INVESTIGATION AND EVALUATION OF THE PROPERTIES AS BUYER SHALL DEEM APPROPRIATE, REALIZING THAT SELLER DOES NOT ASSUME AND SHALL HAVE NO LIABILITY TO BUYER OR ANY OTHER PARTY FOR ANY RELIANCE WHICH MAY BE PLACED ON THE INFORMATION, STATISTICS, SUMMARIES, OR FACSIMILES FURNISHED HEREWITH OR HEREUNDER. SPECIFICALLY, BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING:

          (i) THE DESCRIPTION OF LEASES INCLUDED IN THE PROPERTIES, THE ACREAGE PURPORTED TO BE COVERED THEREBY, DEPTH LIMITATIONS (IF ANY), ROYALTY AND OTHER BURDENS AFFECTING SAME, AND QUANTUM OF INTEREST HAVE BEEN DERIVED STRICTLY FROM SELLER'S RECORDS AND SELLER HAS NOT UNDERTAKEN ANY EXAMINATION OF TITLE TO VERIFY SAME. SELLER WARRANTS TITLE TO THE SALE INTEREST IN THE PROPERTIES ONLY AS TO ANY CLAIMS BROUGHT BY, THROUGH, OR UNDER SELLER, BUT NOT OTHERWISE, AND BUYER SHOULD THEREFORE UNDERTAKE SUCH TITLE EXAMINATION AS IT DEEMS APPROPRIATE PRIOR TO CLOSING; AND

          (ii) ANY DESCRIPTION OF WELLS AND EQUIPMENT INCLUDED IN THE PROPERTIES HAS BEEN COMPILED STRICTLY FROM SELLER'S RECORDS RATHER THAN FROM AN ON-THE-GROUND INVENTORY. PRIOR TO SALE, BUYER SHOULD UNDERTAKE SUCH INSPECTION OR INVENTORY AS IT DEEMS APPROPRIATE TO DETERMINE WHETHER THE EQUIPMENT SO DESCRIBED IS IN FACT IN PLACE.

     5.2 WARRANTIES. EXCEPT AS OTHERWISE PROVIDED HEREIN, CONVEYANCE OF THE SALE INTEREST IN ALL PERSONAL PROPERTY WILL BE MADE WITHOUT WARRANTIES, EXPRESS OR IMPLIED IN FACT OR IN LAW, AS TO MERCHANTABILITY, DURABILITY, USE, OPERATION, OR FITNESS FOR ANY PARTICULAR PURPOSE.

                           ARTICLE 6.  TITLE MATTERS

     6.1 DEFINITION OF MARKETABLE TITLE. As used herein, the term "Marketable Title" shall mean:

          (a) In the case of the producing Leases, such right, title and interest that, except for Permitted Encumbrances (defined below):

               (i) is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing and operating producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept the same at the agreed price;

               (ii) entitles Seller to receive not less than the interest set forth in EXHIBIT "A-1" as the "Net Revenue Interest" or "NRI" with respect to the oil, gas, and associated hydrocarbon minerals produced, saved and marketed from each unit or well, as the case may be, that relates to the presently producing intervals in the lands and depths included within each property identified on EXHIBIT "A-1" (each such identified property being herein referred to as "Property");

               (iii) obligates Seller to pay costs and expenses relating to the operations on and the maintenance and development of each unit or well, as the case may be, that relates to the presently producing intervals in the lands and depths included within each Property, in an amount not greater than the "Working Interest" of "WI" set forth in EXHIBIT "A-1" with respect to such Property, without a corresponding increase in the Net Revenue Interest for such Property; and

               (iv) is free and clear of any encumbrances, mortgages, liens, or consent requirements.

          (b) In the case of non-producing Leases, such right, title and interest that, except for Permitted Encumbrances:

               (i) is free of reasonable doubt to the end that a prudent person engaged in the business of purchasing, owning and developing non-producing oil and gas properties with knowledge of all the facts and their legal bearing would be willing to accept the same at the agreed price;

               (ii) other than the royalties provided for therein, is free and clear of any leasehold burdens which would reduce the interest of Seller with respect to the oil and gas produced therefrom;

               (iii) entitles Seller to participate in operations thereon to the extent of the "Working Interest" set forth in EXHIBIT "A" attached hereto; and

               (iv) is free and clear of any encumbrances, mortgages, liens, or consent requirements.

     6.2 DEFINITION OF PERMITTED ENCUMBRANCES. As used herein, the term "Permitted Encumbrances" shall mean:

          (a) Lessors' royalties, overriding royalties, reversionary interests, and similar burdens affecting a Lease if the net cumulative effect of such burdens does not operate to reduce the interest of Seller with respect to oil and gas produced from any units or wells below the "Net Revenue Interest" or "NRI" set forth in EXHIBIT "A-1" for the Property to which such units or wells relate;

          (b) Division orders and undisclosed sales contracts terminable without penalty upon no more than 30 days notice to the purchaser;

          (c) Preferential rights to purchase and required third-party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties or the appropriate time period for asserting the rights has expired without an exercise of such rights;

          (d) Materialman's, mechanic's, repairman's, employee's, operator's, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or, if delinquent, that are being contested in good faith by appropriate action;

          (e) All rights of approval by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein which are customarily obtained after the consummation of transactions of the type contemplated hereunder;

          (f) Conventional rights of reassignment prior to abandonment requiring notice to holders of such rights;

          (g) Easements, rights-of-way, servitudes, permits, surface leases, and other rights of third parties in respect of surface operations, which are not such as to interfere materially with the operation or use of any Property or materially reduce the value thereof;

          (h) All rights reserved to or vested in any municipality or governmental statutory or public authority to control or regulate any of the Leases in any manner, and all applicable laws, rules, and orders of any such authority which are not such as to interfere materially with the operation or use of any Property or materially reduce the value thereof;

          (i) Any Title Defects Buyer may have expressly waived in writing or which are deemed to have been waived under Section 6.3 or any other matters that are included in the adjustments to the Purchase Price pursuant to Section 2.3;

          (j) The terms and provisions of all operating agreements, unit agreements, unit operating agreements, and communitization agreements affecting the Leases identified on Exhibit "A" and all pooling agreements and pooling designations affecting the Leases (other than any terms or provisions of such agreements that affect the NRI or WI of such Leases or the ability of Seller to transfer the Sale Interest in the Properties to Buyer);

          (k) Calls on or preferential rights to purchase production, held by parties other than Seller or its affiliates, which could not reasonably be expected to materially and adversely affect the value of any Property;

          (l) The Deeds of Trust, Mortgages and other security documents listed on SCHEDULE 3.12 hereof; and

          (m) All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, and irregularities affecting the Leases or the units or wells to which they relate that, individually or in the aggregate:

               (i) are not such as to interfere with the operation, value or use of the Leases (or portion thereof) affected thereby;

               (ii) have not delayed the receipt or prevented Seller from receiving its share of the proceeds of production from any of the units or wells to which the Leases relate;

               (iii) do not reduce the interest of Seller with respect to all oil and gas produced from any unit or well to which the Leases relate below the "Net Revenue Interest" or "NRI" set forth in EXHIBIT "A-1" for the Property to which such unit or well relates; and

               (iv) do not increase Seller's portion of the costs and expenses relating to the operations on and the maintenance and development of the lands and depths included in any unit or well to which the Leases relate above the "Working Interest" or "WI" set forth in EXHIBIT "A-1" for the Property to which such unit or well relates.

     6.3 NOTICE OF TITLE DEFECT. Except for consents and preferential rights to purchase, subject to Section 16.12 hereof, Buyer shall notify Seller in writing as soon as practicable, after Buyer discovers any matter, and in no event later than August 18, 1997, at 4:00 p.m., Denver, Colorado time (the "Notification Deadline"), that would cause Seller's title to any of the Properties not to be Marketable Title ("Title Defect"), in each case together with a detailed explanation of (a) the nature of such Title Defect, (b) the Property (or portions thereof) affected thereby, and (c) Buyer's proposed Defect Value (as hereinafter defined for such Title Defect). Except for consents and preferential rights to purchase any matters that would otherwise constitute Title Defects but which are not specifically raised in writing
(with the detailed explanation as contemplated in the immediately preceding sentence) by Buyer prior to the Notification Deadline shall conclusively be deemed waived by Buyer. As used herein, the term "Defect Value" shall mean with respect to each Title Defect, the reduction in the "Allocated Value" of the affected Property as a result of such Title Defect, as determined pursuant to Section 6.5.

     6.4  REMEDIES FOR TITLE DEFECTS.

          (a) Seller shall have the right, but not the obligation, to attempt to cure any Title Defect with respect to which it has received notice from Buyer as contemplated in Section 6.3 prior to Closing.

          (b) With respect to any Title Defect for which Seller received the required notice from Buyer before the Notification Deadline and which has not been cured by Closing, Seller may, subject to the terms of the last sentence of this Section 6.4(b), elect at Closing from among the following options with respect to Title Defects that remain uncured:

               (i) Seller may elect to exclude the Property subject to the Title Defect from the sale hereunder, in which event the Purchase Price shall be reduced by the Allocated Value (as defined in Section 6.5) of the Sale Interest in such Property; or

               (ii) If Seller has not elected the foregoing, the Sale Interest in such Property subject to such Title Defect shall be sold to Buyer hereunder and the Purchase Price shall be reduced by the Defect Value for such Title Defect.

There shall be no reduction in the Purchase Price for Title Defects pursuant to the terms of this Section 6.4(b), unless and until the aggregate of all Defect Values exceeds $250,000, and then only with respect to the excess of such aggregate Defect Values over $250,000.

          (c)  Notwithstanding anything to the contrary contained in this
Agreement:

               (i) except as set forth in item (iii) below, the existence of a Title Defect shall not result in Buyer having any right to exclude any Property from the sale hereunder or to fail to perform its obligations at Closing;

               (ii) there shall be no adjustment of the Purchase Price as a result of Seller's title to any of the Properties other than the Leases; and

               (iii) either Buyer or Seller shall have the option, but not the obligation, to terminate the entire transaction contemplated herein in the event that the aggregate value of all Title Defects and Environmental Defects exceeds 30% of the Purchase Price.

     6.5 VALUE OF LEASEHOLD INTEREST OR TITLE DEFECT. As used herein, the term "Allocated Value" shall mean, with respect to any Lease, or any unit or well relating thereto, the amount set forth by Buyer on EXHIBIT "B" for the Sale Interest in each Property. If Seller does not agree with Buyer's proposed Defect Value or the parties are unable to agree upon whether a Title Defect exists, then the parties shall enter into good faith negotiations and shall attempt to agree on such matter, and any values to be agreed upon shall be based upon the Allocated Value on EXHIBIT "B". If the parties are unable to reach an agreement on the existence of a Title Defect or the Defect Value of a Title Defect, in any such case within 10 days after the commencement of good faith negotiations, at either party's option, upon notice to the other party, such shall be determined by arbitration as provided in Article 15. In the event arbitration is not concluded prior to the Closing Date, the Property affected by the alleged Title Defect shall be excluded from the sale to Buyer under this Agreement, and the Purchase Price shall be reduced by the Allocated Value therefor. If the arbitration determines that there should be an adjustment to the Allocated Value, Seller will elect among the options in Section 6.4(b) as to the affected Property; if the arbitration determines that there should be no adjustment to the Allocated Value, then Seller will convey the Sale Interest in the Property to Buyer and Buyer will pay to Seller the Allocated Value therefor.


     6.6 CONSENTS; PREFERENTIAL RIGHTS. Should any of the Leases or Contracts require a consent to assignment of any of the Properties, Seller shall make a good faith effort to obtain such consent or a waiver of such consent. Seller shall not be obligated to incur any expenses to obtain such consent or waiver and shall not be liable to Buyer by reason of any inability or failure to obtain any such waiver or consent which shall be a Title Defect. Notification of a consent requirement or of a preferential right to purchase may be given by Buyer to Seller at any time prior to Closing. If any of the Properties are subject to a preferential right to purchase and, prior to Closing, any holder of a preferential right to purchase notifies Seller that it intends to consummate the purchase of the Sale Interest in the Property to which its preferential right applies, the affected Properties shall be excluded from the sale to Buyer under this Agreement, and the Purchase Price shall be reduced by the Allocated Value of the Sale Interest in such Property. If the preferential right has been waived or if the time for the exercise of such right has not expired the Sale Interest in the affected Property shall be conveyed to Buyer at Closing. Thereafter, if the holder of the preferential right timely and properly exercises its right to purchase, Buyer shall be obligated to convey the Sale Interest in such Property to such third party and shall receive the purchase price therefor.

     6.7 RISK OF LOSS. If, after the Effective Time and prior to the Closing any part of the Properties shall be destroyed or harmed by fire or any other casualty or cause or shall be taken by condemnation or the exercise of eminent domain, Buyer shall be entitled to any applicable insurance proceeds (to the extent actually received by Seller) or condemnation awards, or Buyer may elect to exclude such Property from this transaction and the Purchase Price shall be reduced by the Allocated Value for the Sale Interest in such Property. This adjustment shall not be subject to the limitations of Section 6.4(b).

                      ARTICLE 7.  ENVIRONMENTAL MATTERS

     7.1 ENVIRONMENTAL DEFECTS. If (i) Buyer notifies Seller in writing on or before August 18, 1997 (the "Environmental Notice Deadline") of the existence of any environmental conditions on the property interests comprising a part of the Properties that constitutes a violation of any Environmental Law, Contract or Lease as in effect on the date hereof, (ii) the cost to remediate such conditions on each such Property affected is in excess of $20,000 (as determined utilizing the most cost effective method of remediation available that is, or would reasonably be expected to be, acceptable to the regulatory agency having jurisdiction in such matters) (any such condition being herein referred to as "Environmental Defect"), and (iii) of the aggregate remediation costs of all such Environmental Defects exceed $250,000, then Seller may, at its sole option, and as to each such Property affected:

          (a) include the affected Property and reduce the Purchase Price by 60% of the mutually agreed upon cost to remediate in excess of $20,000, which latter amount shall be borne by the Buyer; or

          (b) exclude the affected Property and reduce the Purchase Price by the Allocated Value for the Sale Interest in such Property.

If the provisions of Section 7.1(i), 7.1(ii) and 7.1(iii) above are applicable, then notwithstanding the elections of Seller, Buyer may elect to exclude any affected Property and reduce the Purchase Price by the Allocated Value of the Sale Interest therein. Buyer shall provide Seller with a copy of all independent environmental reports obtained by Buyer in connection herewith, except to the extent that the providing of any such reports would violate a third party agreement.

     7.2 ENVIRONMENTAL LAWS. As used herein, the term "Environmental Laws" shall mean any and all laws, statutes, regulations, rules, orders, ordinances, permits, or determinations of any governmental authority pertaining to health or the environment in effect in any and all jurisdictions in which the Property is located, including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the River and Harbor Act, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended, the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), as amended, the Resource Conservation and Recovery Act ("RCRA"), as amended, the Hazardous and Solid Waste Amendment Acts of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act ("OSHA"), as amended, and other federal, state, and local laws whose purpose is to conserve or protect health, the environment, wildlife, or natural resources. The terms "hazardous substance", "release", and "threatened release" shall have the meanings specified in CERCLA; provided, however, that (a) to the extent the laws of the state in which the Property is located are applicable and have established a meaning for "hazardous substance", "release", "threatened release", "solid waste", "hazardous waste", and "disposal" that is broader than that specified in CERCLA or RCRA, such broader meaning shall apply with respect to the matters covered by such laws, and (b) the term "solid waste" shall include all oil and gas exploration, development, and production wastes, even if such wastes are specifically exempt from classification as hazardous substances or hazardous wastes pursuant to CERCLA or RCRA, or the state analogues to those statutes.

                        ARTICLE 8.  COVENANTS OF SELLER

     Seller covenants and agrees with Buyer as follows:

     8.1 ACCESS TO RECORDS. Prior to the Closing Date, Seller shall grant Buyer reasonable access to the Records for the review and copying thereof, at Buyer's expense, during Seller's normal business hours upon reasonable prior notification, subject to any confidentiality agreements previously signed by Buyer. The Records shall be made available at their present location together with suitable office facilities for review and copying purposes. Buyer will use its best efforts to conduct such operations in a manner that will not disrupt Seller's normal business activities. From and after the date of the execution of this Agreement through the Closing Date, Seller shall not add to or remove from the Records any contracts, instruments, documents or other materials except for such additions and removals as are done in the ordinary course of business with respect to ongoing operations. Any contracts, instruments, documents or other materials removed from the Records by Seller during such period of time will be replaced in the Records by Seller after their use.

     8.2 OPERATIONS. From the date of this Agreement until Closing (the "Interim Period"), except as otherwise approved by Buyer, Seller:

          (a) shall permit Buyer to have access to those Properties operated by Seller and shall use reasonable efforts to provide Buyer access to those Properties not operated by Seller;

          (b) shall operate the Properties for which it is the operator in a prudent, good and workmanlike manner in compliance with all laws and governmental regulations and in compliance with all Contracts or other agreements relating to the Properties;

          (c) shall not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Properties (other than sale of production in the ordinary course of business or as required in connection with the exercise of preferential rights to purchase any of the Properties), or substantially modify or terminate any Contract or other material agreement;

          (d) shall not abandon any wells or surrender any Leases (other than as required by law or governmental order or regulation or in connection with an emergency);

          (e) shall not enter into any production sale, processing, treating or other agreements affecting the Properties not terminable on no more than thirty
(30) days' notice;

          (f) shall promptly notify Buyer of any notice received by Seller relating to any claims or lawsuits relating to the Properties;

          (g) shall not make any commitments to expend funds in connection with the ownership or operation of any Property (other than as required by law or governmental order or regulation or in connection with an emergency) in an amount in excess of $40,000. If Buyer fails to respond within a period of time reasonably requested by Seller (taking into account any time limitations imposed on Seller) following delivery by Seller of a request for approval with respect to any such proposed action or expenditure, then Buyer shall be deemed to have agreed with Seller's election or other determination with respect thereto;

          (h) shall maintain all permits, certificates, licenses, authorizations and insurance now in force with respect to Seller's interest in the Properties, and pay or cause to be paid all costs and expenses in connection therewith;

          (i) shall not participate in the drilling of any new well on the Properties or fail to participate in operations on the Properties proposed by other parties, without the advanced written consent of Buyer, which consent or non-consent must be given by Buyer within five (5) days of receipt of notice from Seller;

          (j) shall carry on its business with respect to the Properties in substantially the same manner as it has heretofore, not introducing any new method of management, operation or accounting with respect to the Properties except as may be required by applicable statutes, rules or regulations or by applicable presently existing contractual obligations;

          (k) shall not resign or otherwise voluntarily relinquish its rights as operator of any Properties for which it serves as operator on the date hereof;

          (l) shall not grant any preferential right to purchase or similar right or agree to require the consent of any party to the transfer and assignment of Seller's interest in the Properties to Buyer;

          (m) shall not enter into any transaction the effect of which, considered as a whole, would be to cause Seller's ownership interests in any of the Properties to be altered from its ownership interest as of the date hereof;

          (n) shall not enter into any settlement of or relinquish any outstanding receivables which are a part of the Properties (including, without limitation, the right to receive any retroactive price adjustments, take-or-pay monies, FERC mandated refunds, accounting adjustments, tax adjustments, and Minerals Management Service refunds);

          (o) shall give Buyer prompt written notice of any notice of default (or written threat of default, whether disputed or denied) received or given by Seller under any instrument or agreement affecting the Properties to which Seller is a party or which it or any of the Properties is bound;

          (p) shall promptly provide Buyer with a copy of each authority for expenditure, agreement and contract affecting the interest of Seller in the Properties and entered into after the date hereof; and

          (q) shall provide Buyer daily with reports as to all drilling operations and other materials operations being conducted on the Properties and shall provide appropriate personnel for weekly meetings with Buyer's representatives to discuss such drilling and other material operations.

     8.3 PERMISSIONS. During the Interim Period, Seller will use reasonable efforts to obtain all permissions, approvals, and consents of federal, state, and local governmental authorities and other third parties as may be required to consummate the sale contemplated hereunder (excluding governmental permissions, approvals, and consents which are customarily obtained after the consummation of transactions of the type contemplated hereunder).

                    ARTICLE 9.  COVENANTS OF BUYER

     Buyer covenants and agrees with Seller as follows:

     9.1 RETURN OF DATA. Buyer agrees that if this Agreement is terminated for any reason whatsoever, Buyer shall, at Seller's request, promptly return to Seller all information and data furnished by or on behalf of Seller to Buyer, its officers, employees, and representatives in connection with this Agreement, and Buyer shall deliver to Seller all copies, extracts, or excerpts of such information and data.

     9.2 INDEMNITY REGARDING ACCESS. Buyer agrees to protect, indemnify, defend, and hold harmless Seller from and against any and all Losses in connection with personal injuries, death, or property damage arising out of or relating to the access of Buyer, its officers, employees, and representatives to the Properties from the date hereof to the Closing Date, REGARDLESS OF WHETHER SUCH INJURIES, DEATH, OR DAMAGES ARE CAUSED IN PART BY THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE OF SELLER.

            ARTICLE 10.  SELLER'S CONDITIONS OF CLOSING

     The obligation of Seller to close this transaction shall be subject to and conditioned upon the following, any one or more of which may be waived by Seller, in whole or in part:

     10.1 REPRESENTATIONS. The representations of Buyer under Article 4 of this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the time of the Closing and shall then be true and accurate in all material respects.

     10.2 PERFORMANCE. Buyer shall have performed and complied with each covenant, agreement, and condition required by this Agreement to be performed or complied with by it prior to or at Closing.

     10.3 PENDING MATTERS. At Closing, no litigation, proceeding, investigation, or inquiry shall be pending or threatened to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

     10.4 RESOLUTION. Buyer shall have furnished Seller a certified copy of resolutions of the board of directors of Buyer authorizing the execution and delivery of this Agreement and delivery of all documents contemplated herein.

     10.5 OPINION OF COUNSEL. Buyer shall have furnished to Seller an opinion of its counsel with respect to the matters represented in Sections 4.1, 4.2 and
4.3 above.

                ARTICLE 11.  BUYER'S CONDITIONS OF CLOSING

     The obligation of Buyer to close this transaction shall be subject to and conditioned upon the following, any one or more of which may be waived by Buyer, in whole or in part:

     11.1 REPRESENTATIONS. The representations of Seller under Article 3 of this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the time of the Closing and shall then be true and accurate in all material respects.

     11.2 PERFORMANCE. Seller shall have performed and complied with each covenant, agreement, and condition required by this Agreement to be performed or complied with by it prior to or at Closing.

     11.3 PENDING MATTERS. At Closing, no suit or action shall have been instituted or threatened that questions or reasonably appears to portend subsequent questioning of the validity or legality of this Agreement of the transactions contemplated by this Agreement.

     11.4 RESOLUTION. Seller shall have furnished Buyer a certified copy of Resolutions of the board of directors of the Manager of Seller authorizing the execution and delivery of this Agreement and delivery of all documents contemplated herein.

     11.5 OPINION OF COUNSEL. Seller shall have furnished to Buyer an opinion of its counsel with respect to the matters represented in Sections 3.1, 3.2 and
3.3 above.

                           ARTICLE 12.  CLOSING

     12.1 TIME AND PLACE OF CLOSING. Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the "Closing") shall occur on August 28, 1997 or on such other date that the parties may mutually agree upon and designate in writing (the "Closing Date"); provided, however, that if all of the conditions to Closing set forth in Articles 10 and 11 have not been satisfied or waived by such date or any extended date for Closing, the party whose obligations are subject to the conditions that have not been satisfied or waived shall have the right to extend the date of Closing for successive periods of up to seven days each until such conditions shall have been satisfied or waived. The Closing shall be held at Seller's office in Denver, Colorado, or at such other location as may be mutually agreed upon by Seller and Buyer.

     12.2 CLOSING OBLIGATIONS.

          (a)  At Closing, Seller shall deliver to Buyer the following:

               (i) Executed Assignments, Bills of Sale and Conveyances of the Sale Interest in the Properties, in the form attached hereto as EXHIBIT "C" and in sufficient counterparts for recording in each appropriate filing jurisdiction;

               (ii) An initial settlement statement reflecting adjustments to the Purchase Price as provided in Article 2 above (Seller shall provide Buyer a copy of the statement at least 3 business days before the Closing Date);

               (iii) Executed releases of the Deeds of Trust, Mortgages and other security documents listed on SCHEDULE 3.12 hereof and all related financing statements (the "Releases"), in form and substance satisfactory to Buyer;

               (iv) Letters-in-lieu of transfer orders, directing that all proceeds of production from the Sale Interest in the Properties which have heretofore been paid to Seller shall be paid to the account of Buyer as of and after the Effective Time;

               (v) Resolutions of the board of directors of the Manager of Seller in compliance with Section 11.4 hereof;

               (vi)   Possession of the Sale Interest in the Properties;

               (vii) An executed Acquisition and Exploration Agreement in the form attached hereto as EXHIBIT "D" (the "Acquisition and Exploration Agreement");

               (viii) Appropriate executed state and federal lease assignments on the prescribed forms; and

               (ix) An executed Operating Agreement in the form of Exhibit "B" attached to the Acquisition and Exploration Agreement covering the Properties which are not subject to a third party operating agreement (the "Operating Agreement").

          (b)  At Closing, Buyer shall:

               (i) Deliver to Seller the Adjusted Purchase Price by wire transfer to Seller's account as identified by Seller;

               (ii) Execute the Assignments, Bills of Sale and Conveyances delivered by Seller to Buyer at Closing, evidencing Buyer's acceptance of same;

               (iii) Deliver to Seller Resolutions of the Board of Directors of Buyer in compliance with Section 10.4 hereof;

               (iv) Execute and deliver to Seller the Acquisition and Exploration Agreement in the form attached hereto as EXHIBIT "D"; and

               (v)   Execute and deliver to Seller the Operating Agreement.

     12.3 FURTHER ASSURANCES. The parties shall execute, acknowledge, and deliver any other documents and shall take such other actions as may be necessary to carry out their obligations under this Agreement.

                   ARTICLE 13.  ADDITIONAL AGREEMENTS

     13.1 CALCULATION OF ADJUSTED PURCHASE PRICE. Within 90 days after the Closing, Seller shall prepare, in accordance with this Agreement and with generally accepted accounting principles consistently applied, and deliver to Buyer a statement setting forth each adjustment to the Purchase Price required pursuant to Section 2.3 and showing the calculation of each such adjustment. Within 30 days after receipt of such statement from Seller, Buyer shall deliver to Seller a written report containing all changes with explanations and documentation therefor that Buyer proposes be made to such statement, it being agreed that Buyer's failure to deliver such report to Seller within such time period shall constitute acceptance by Buyer of Seller's statement. From and after the expiration of such 30-day period, no additional changes to the statement provided by Seller shall be considered by the parties. If Buyer has timely delivered such written report, the parties shall then undertake to agree on the items in dispute and the final Adjusted Purchase Price no later than 15 days after the receipt by Seller of Buyer's statement of proposed changes (it being agreed that any disputes as to adjustments relating to Title Defects shall be resolved prior to such time pursuant to the provisions of Article 6). Following the final determination of the Adjusted Purchase Price pursuant to this Section 13.1, Seller or Buyer, as the case may be, shall make the payment required within five business days after such final determination. Seller and Buyer will provide any information reasonably requested by the other in order to prepare such statement or verify Buyer's written report.

     13.2 RECEIPTS AND CREDITS.

          (a) Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits, and income attributable to the Sale Interest in the Properties;

               (i) for the period subsequent to the Effective Time, shall be the sole property and entitlement of Buyer, and, to the extent received by Seller, Seller shall fully disclose, account for, and transmit same to Buyer promptly.

               (ii) for the period prior to the Effective Time, shall be the sole property and entitlement of Seller, and, to the extent received by Buyer, Buyer shall fully disclose, account for, and transmit same to Seller promptly.

          (b) Subject to the terms of this Agreement and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all costs, expenses, disbursements, obligations, and liabilities attributable to the Sale Interest in the Properties;

               (i) for the period prior to the Effective Time, regardless of when due or payable, shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same and;

               (ii) for the period subsequent to the Effective Time, regardless of when due or payable, shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

     13.3 RECORDS. Copies of all files, records, documentation, and data of Seller that Buyer may reasonably request relating to (or evidencing) Seller's ownership or rights in the Properties or other rights and interests described herein, including, but not limited to lease files, land files, well files, production sales agreements files, division order files, title opinions and abstracts, governmental filings, production reports, proprietary seismic data, production logs, core sample reports, and land maps, as such data is assembled and maintained in the normal course of business (collectively, the "Records"), will be, as soon as is reasonably possible after Closing, delivered to Buyer's offices. To the extent not obtained or satisfied as of Closing, Seller agrees to continue to use all reasonable efforts and to cooperate with Buyer's efforts to obtain for Buyer access to files, records and data relating to the Property in the possession of third parties. To the extent Seller may do so without violating third party agreements, Seller shall provide Buyer with access to all of Seller's seismic data and information.

     13.4 NOTICES. All notices hereunder shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed, when received by the party charged with such notice and addressed as follows:

          SELLER:         Ballard Petroleum LLC
                          621 17th Street, Suite 1800
                          Denver, Colorado 80202
                          Attention:  H.J. Kagie
                          Facsimile:  (303) 675-0400

          with a copy to: Ballard Petroleum LLC
                          845 12th Street West
                          P.O. Box 20174
                          Billings, Montana  59104
                          Attention:  W.W. Ballard
                          Facsimile:  (406) 259-3884

          BUYER:          Costilla Energy, Inc.
                          400 West Illinois, Suite 1000
                          Midland, Texas  79701
                          Attention: Mr. Clifford Hair
                          Facsimile: (915) 686-6083

Any party may, by written notice so delivered to the other, change the address of the individual to which or to whom delivery shall thereafter be made.

     13.5 RECORDING DOCUMENTS. Buyer shall pay all documentary, filing, and recording fees incurred in connection with the filing and recording of the instruments of conveyance. Seller shall pay all fees incurred in connection with the filing and recording of the Releases. As soon as practicable after Closing, Buyer shall provide Seller with a schedule reflecting the recording information for all recorded documents conveying the Sale Interest in the Properties to Buyer and copies of the recorded documents.

     13.6 RIGHT OF TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time at or prior to the Closing by mutual agreement of Buyer and Seller in writing, or by either party due to the failure of the other party to meet a material condition to Closing. Upon the failure of Buyer to meet a material condition to Closing, Seller shall have as its sole remedy the right to terminate this Agreement and retain the Deposit, and Buyer shall be obligated to pay Seller an additional break up fee of $4,000,000 (the "Break Up Fee") on or before September 15, 1997. The retention of the Deposit and the receipt of the Break Up Fee by Seller shall constitute Seller's liquidated damages in lieu of all other damages or remedies, all other remedies being expressly waived by Seller. Upon the failure of Seller to meet a material condition to Closing, Buyer, at its sole option, may (i) enforce whatever legal or equitable rights may be appropriate and applicable, or (ii) terminate this Agreement and receive back the Deposit, thereby waiving all other remedies available to it.

     13.7 SALES TAXES. The Purchase Price provided for hereunder excludes any sales taxes or other taxes in connection with the sale of the Sale Interest in the Properties pursuant to this Agreement. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall pay such tax as well as any applicable conveyance, transfer, and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement. Buyer shall defend, indemnify, and hold Seller harmless with respect to the reporting and payment of all such taxes, if any, including any interest or penalties assessed thereon.

     13.8 TAXES. All ad valorem, severance, or other such production or property taxes relating to the Sale Interest in the Properties shall be shared in proportion to the period of ownership of the Sale Interest in the Properties. Any such ad valorem, severance, or other such production or property tax relating to the period prior to the Effective Time shall be the responsibility of the Seller. Any such ad valorem, severance, or other such production or property tax relating to the period after the

Effective Time and beyond shall be the responsibility of the Buyer. Accounting for taxes shall be made as provided in Section 2.3.

     13.9 INCOME TAX REIMBURSEMENT. As soon as possible following December 31, 1997 (but in no event later than April 1, 1998), Seller's independent accountants, Janke Winchell & Ehrlick shall furnish Buyer with the amount of Seller's "Tax Distribution" (as defined in Section 1 of Seller's LLC Operating Agreement) resulting from Seller's 1997 net taxable income. Within thirty (30) days of the date of receipt of such information, Buyer shall reimburse Seller (who shall, in turn, make distributions to the Members of Seller) for the aggregate amount of said Tax Distribution; provided, however, that the liability of Buyer under this Section 13.9 shall not exceed $3,000,000 in the aggregate. Buyer shall have the right to audit the Tax Distribution provided by Seller's independent accountants as provided above at any time within 180 days after receiving the same and shall be entitled to reimbursement from Seller to the extent that such audit reveals that the Tax Distribution amount previously provided to Buyer was in excess of the correct Tax Distribution amount.

          ARTICLE 14.  ASSUMPTION OF OBLIGATIONS; INDEMNIFICATION

     14.1 DEFINITIONS. As used in this Agreement, "Losses" means any liabilities, losses, claims, demands, causes of action, costs and expenses (including, but not limited to, court costs and reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations respecting, or the prosecution or defense of, a claim) of every kind and character.

     14.2 ASSUMPTION OF CONTRACTS. The sale of the Sale Interest in the Properties is and will be made subject to the Contracts to which the Properties are presently subject. Buyer shall assume and be responsible for its proportionate 60% part of all obligations accruing under the Contracts after the Effective Time.

     14.3 IMBALANCES. Buyer shall accept its proportionate 60% part of all gas and oil imbalances disclosed on SCHEDULE 3.23 hereto, if any, that exist on the Sale Interest in the Properties as of the Effective Time and shall assume its proportionate part of all responsibility to settle with other interest owners for any such disclosed over or under gas or oil imbalances that exist on the Sale Interest in the Properties. If the disclosed gas or oil imbalance on a particular Sale Interest in the Property is a net liability, Buyer shall defend, indemnify, and hold Seller harmless for that net liability. For purposes hereof, an "imbalance" shall include any circumstance regarding production taken or marketed from the Properties which could result in (i) a portion of Buyer's interest in such production being sold without Buyer receiving payment therefor; or (ii) Buyer being obligated to make payment to any person or entity as a result of such imbalance; or (iii) any other circumstance by which Buyer would be obligated by virtue of any prepayment arrangement, take-or-pay agreement, or similar arrangement binding on the Properties after Closing, to deliver hydrocarbons produced from the Properties at some future time without then receiving full payment therefor.

     14.4 SELLER'S GENERAL INDEMNITY. Subject to the limitations set forth in this Section 14.4, Seller shall be responsible for and discharge all claims, costs, expenses and liabilities with respect to the Sale Interest in the Property which accrue or relate to the times prior to the Effective Time including (i) all costs attributable to the operation of the Properties for work actually performed and expense actually incurred prior to the Effective Time and
(ii) any asserted liability arising from any injury or occurrence prior to the Effective Time. Seller shall save harmless and indemnify Buyer, its directors, officers and stockholders from all loss, cost, expense (including attorneys' fees and expenses), penalties and liabilities from Seller's failure to perform such obligations.

     14.5 BUYER'S GENERAL INDEMNITY.   Buyer shall be responsible for and
discharge all claims, costs, expenses and liabilities with respect to the Sale Interest in the Properties which accrue or relate to the times after the Effective Time including (i) all costs attributable to the operation of the Properties for work actually performed and expense actually incurred after the Effective Time and, (ii) any asserted liability arising from any injury or occurrence after the Effective Time. Buyer shall save harmless and indemnify Seller, its directors, officers and stockholders from all loss, cost, expense (including attorneys' fees and expenses), penalties and liabilities from Buyer's failure to perform such obligations.

     14.6 SELLER'S ENVIRONMENTAL INDEMNIFICATION. Subject to the limitations set forth in Section 7.1 and in this Section 14.6, Seller, its successors and assigns, hereby agree to indemnify Buyer against, and defend and hold Buyer harmless from all Losses, including but not limited to any civil fines, penalties, expenses, costs of clean-up or remediation, brought by any and all persons, including, but not limited to, Seller's employees, agents, or representatives and also any private citizens, persons, or organizations and any agency, branch, or representative of federal, state, or local government, on account of any personal injury, disease, or death or any damage, destruction, loss of property or contamination of natural resources (including air, soil, surface water, or ground water) resulting from, arising out of any liability caused by, or connected with any environmental condition of, on, or resulting from the Properties which accrue on or before the Effective Time, including, but not limited to, the presence, disposal, or release of any material of any kind, on or under the Properties or other affected property, caused by or connected with acts or omissions of any party's employees, representatives, or agents with regard to the use, ownership, or operatorship of the Properties which accrue on or before the Effective Time; PROVIDED, HOWEVER, Seller shall not be obligated to indemnify Buyer in any manner whatsoever under this Section 14.6 with respect to any environmental claims for Losses for which the Purchase Price has been reduced by the cost to remediate in accordance with Section 7.1(a).

     14.7 BUYER'S ENVIRONMENTAL INDEMNIFICATION. Buyer, its successors and assigns, hereby agree to indemnify Seller against, and defend and hold Seller harmless from its proportionate 60% part all Losses, including but not limited to any civil fines, penalties, expenses, costs of clean-up or remediation, and plugging liabilities for any and all wells, brought by any and all persons, including, but not limited to, Buyer's and Seller's employees, agents, or representatives and also any private citizens, persons, or organizations and any agency, branch, or representative of federal, state, or local government, on account of any personal injury, disease, or death or any damage, destruction, loss of property or contamination of natural resources (including air, soil, surface water, or ground water) resulting from, arising out of any liability caused by or connected with any environmental condition of, on, or resulting from the Sale Interest in the Properties which accrue after the Effective
Time, including, but not limited to, the presence, disposal, or release of any material of any kind in, on or under the Properties or other affected property, or caused by or connected with acts or omissions of any party's employees, representatives, or agents with regard to the use, ownership, or operatorship of the Properties which accrue after the Effective Time.

                           ARTICLE 15.  ARBITRATION

     15.1 SELECTION OF ARBITRATORS. Any controversy between the parties hereto arising under this Agreement and not resolved by agreement shall be determined by a board of arbitration upon notice of submission given by either party to the other, which notice shall name a qualified, independent arbitrator. Within ten
(10) days after the receipt of such notice, the other party shall name a qualified, independent arbitrator, or if it fails to do so, the party giving notice shall name the second. The two arbitrators so appointed shall name the third qualified, independent arbitrator with thirty (30) days of the appointment of the second arbitrator, or if they fail to do so, the arbitrator may be appointed by the Senior Judge (in service) of the United States District Court for Colorado. Each party shall pay for the fees and expenses of the arbitrator it names and shall share equally the fees and expenses of the third arbitrator. Each party shall pay its experts' fees and expenses.

     15.2 DETERMINATION. The arbitrators selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute. The arbitrators shall promptly hear and determine (after due notice of hearing and giving the parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within sixty (60) days after appointment of the third arbitrator. If within said period, a decision is not rendered by the board, or by a majority thereof, new arbitrators may be named and shall act hereunder, at the election of either Buyer or Seller, in like manner as if none had been previously named.

     15.3 DECISION BINDING. The decision of the arbitrators, or the majority thereof, made in writing shall be final and binding upon the parties hereto as to the questions submitted, and Buyer and Seller will abide by and comply with such decision. The prevailing party shall be entitled to recover reasonable attorneys' fees and expenses.

                          ARTICLE 16.  MISCELLANEOUS

     16.1 OPERATIONS. Seller shall be the operator of all of the Properties it currently operates, subject to the terms of the Acquisition and Exploration Agreement and the Operating Agreement.

     16.2 AMENDMENT. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

     16.3 GENDER. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships, or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate, or other entity.

     16.4 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter.

     16.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns; and except as otherwise stated herein, nothing contained in this Agreement, or implied herefrom, is intended to confer upon any other person or entity any benefits, rights, or remedies.

     16.6 SURVIVABILITY. Except as otherwise specifically provided in this Agreement, all indemnifications, covenants, agreements, representations, guaranties, and warranties shall survive the execution of the Agreement, the Closing, and the delivery and recordation of any deeds, assignments, or bills of sale which convey the Sale Interest in the Properties from Seller to Buyer. Nothing in this Agreement shall be deemed to affect the special warranty of Seller as provided in the Assignment delivered pursuant to this Agreement. Said special warranty shall prevail over any provisions of this Agreement which might otherwise be considered inconsistent therewith.

     16.7 SEVERABILITY. If a court of competent jurisdiction determines that any clause or provisions of this Agreement is void, illegal, or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

     16.8 GOVERNING LAW. This Agreement shall be governed and construed under the laws of the State of Texas (excluding any conflict of laws provision that would require the application of any other jurisdiction).

     16.9 CONFIDENTIALITY. Seller and Buyer agree to keep all information regarding the terms and provisions of this Agreement and the transactions contemplated hereby confidential at all times and agree not to disclose any information which cannot be obtained from public sources, except where required to do so by law, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

     16.10 ASSIGNABILITY. Neither party hereto shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

     16.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

     16.12 AMENDED EXHIBITS. EXHIBIT "A" (the "Original Exhibit") has been prepared by Seller based upon Seller's best knowledge on the date of this Agreement as to the information contained in such Exhibit. Seller shall have up to and including the close of business on July 16, 1997, to amend such Original Exhibit. To effect such amendment, Seller shall deliver a copy of the amended Exhibit to Buyer on or before such date. Upon such delivery, the Exhibit, as so amended, shall supersede and replace the Original Exhibit. The information contained in such amended Exhibit shall be used for title matters referred to in
Article 6 hereof and Buyer shall not submit any notices with respect to Title Defects pursuant to Section 6.3 hereof until on or after July 16, 1997 and, if the Original Exhibit has been amended on or before such date, such notices shall apply only to the information contained in the amended Exhibit.

     16.13 EXHIBIT "A-1". It is the intent of Buyer and Seller that Exhibit "A-1" attached hereto shall include all of the wells and working and net revenue interests set forth in Exhibit C, pages 1 through 5, of that certain Ryder Scott Company Engineering Report dated as of April 1, 1997 covering the Properties (the "Ryder Scott Report"). If any working or net revenue interest set forth on Exhibit "A-1" hereto is inconsistent with such corresponding interest as set forth in the Ryder Scott Report, the interest in the Ryder Scott Report shall be controlling as if set forth on Exhibit "A-1" hereto.

     The parties have executed on this Agreement as of the date first above mentioned.

                              SELLER:

                              BALLARD PETROLEUM LLC


                              By: /s/ H.J. Kagie
                                 ------------------------------------------
                              Name:  H.J. Kagie
                              Title: Senior Vice President of Acquisitions,
                                     Engineering and Operations of Ballard
                                     & Associates, Inc., Manager



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

                              BUYER:

                              COSTILLA ENERGY, INC.


                              By: /s/ Michael J. Grella
                                 ------------------------------------------
                              Name:  Michael J. Grella
                              Title: President




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